PINNACLE ENTERTAINMENT REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

LAS VEGAS, August 9, 2016 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) today reported financial results for the second quarter ended June 30, 2016. On April 28, Former Pinnacle completed the spin-off of its operating businesses and some real property into Pinnacle (the "Company"), a new publicly traded entity, which was followed by the sale of substantially all of the its real estate assets to Gaming and Leisure Properties, Inc. ("GLPI"). The Company operates its gaming entertainment businesses subject to a 35-year triple net Master Lease with GLPI for the real estate assets sold in the transaction. The Company began accounting for the GLPI Master Lease as a financing obligation upon the closing of the transaction.

2016 Second Quarter Highlights:

•
Net revenues were $566.2 million, a decrease of $15.8 million or 2.7% year over year. Management estimates that abnormally low table hold percentage at the Company's L'Auberge Lake Charles and Ameristar East Chicago businesses negatively impacted Net revenues by approximately $9 million.

•
Loss from continuing operations was $489.2 million versus income of $15.8 million in the prior year period. GAAP diluted net loss per share was $8.04 versus income per share of $0.34 in the prior year period. Loss from continuing operations and GAAP diluted net loss per share were negatively affected by multiple items recorded in the 2016 second quarter related to the completion of the GLPI transaction, which are detailed in this press release.

•
Consolidated Adjusted EBITDAR was $157.0 million, which is presented before the impact of Lease Payments, an increase of $2.7 million or 1.7% year over year. Management estimates that abnormally low table hold percentage negatively impacted Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDA, net of Lease Payments by approximately $6 million.

•
Consolidated Adjusted EBITDAR margin increased by 122 basis points to 27.7%. 2016 second quarter results were driven by broad-based operational efficiencies, with strong Adjusted EBITDAR and Adjusted EBITDAR margin performances at L'Auberge Baton Rouge, Belterra Park, Ameristar Black Hawk, River City and Ameristar Council Bluffs.

•
Consolidated Adjusted EBITDA, net of Lease Payments was $63.0 million, which gives effect to the cash rent payments made to GLPI under the Master Lease as if it were in place for the entire 2016 second quarter and the prior year period, an increase of $2.7 million or 4.5%.

Additional Highlights:

•
Since inception in May 2016, the Company repurchased 4.53 million shares of its common stock for $50 million or $11.05 per share, including the repurchase of 2.2 million shares for $24.7 million in the 2016 second quarter. The Company's shares of common stock outstanding as of August 8, 2016 were approximately 57.1 million, a reduction of approximately 7.4%.

•
The Company repaid $21 million of principal amount of Conventional Debt since the closing of the GLPI transaction. As of June 30, 2016, the Company had a total principal balance of Conventional Debt of $839 million, which currently carries a weighted average interest rate of approximately 4.3%.

•
The Company expects to complete the previously announced acquisition of The Meadows Casino and Racetrack ("Meadows") in September 2016, subject to regulatory approvals and customary closing conditions.

Summary of Second Quarter Financial Results

(in thousands, except per share data)	Three months ended June 30,
	2016	2015
Net revenues	$566,232	$581,960
Income (loss) from continuing operations	$(489,202)	$15,793
Income (loss) from continuing operations margin	(86.4)%	2.7%
Consolidated Adjusted EBITDAR (1)	$157,011	$154,245
Consolidated Adjusted EBITDAR margin (1)	27.7%	26.5%
Consolidated Adjusted EBITDA, net of Lease Payments (1)	$63,019	$60,253
Operating income (loss) (2,3,4)	$(433,828)	$81,207
GAAP net income (loss) attributable to Pinnacle Entertainment, Inc.	$(488,924)	$21,744
Diluted net income (loss) per share	$(8.04)	$0.34

(1)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, please see the “Glossary of Terms” and “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating loss for the three months ended June 30, 2016 includes $462.4 million of non-cash impairments to goodwill and other intangible assets as a result of the transactions with GLPI, versus $8.3 million of non-cash impairments in the prior year period.

(3)
Operating loss for the three months ended June 30, 2016 includes $44.0 million in pre-opening, development and other costs, principally related to the Company's separation of its real estate assets from its operating assets and costs related to the Company's acquisition of the Meadows business, versus $6.1 million in pre-opening, development and other costs, in the prior year period.

(4)
Operating loss for the three months ended June 30, 2016 includes a $4.7 million net negative impact related to write-downs, reserves and recoveries versus a net positive impact of $8.0 million in the prior year period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "We are very pleased with the progress made across our portfolio of businesses and at our Las Vegas service center with the execution on our operational improvement initiatives so far in 2016 and are very optimistic about the future of Pinnacle Entertainment. We have been diligently focused on providing memorable experiences to our guests through quality service experiences, as well as through outstanding facilities and amenities.

"In the 2016 second quarter, we generated $2.7 million or 1.7% Consolidated Adjusted EBITDAR growth despite a $15.8 million or 2.7% decline in net revenue. Our revenue performance was impacted by low table games hold percentage at L'Auberge Lake Charles and Ameristar East Chicago, persistent flooding in southeast Texas, and highway interchange work near Ameristar St. Charles. Excluding the properties impacted by these factors, net revenues were essentially unchanged year over year and Adjusted EBITDAR increased by $8 million or 8.8%. Broader core consumer demand trends moderated in the 2016 second quarter, however, we saw improvements in several key areas of focus. Table game drop and spend per trip both increased at a mid-single digit pace in the 2016 second quarter. Additionally, we experienced our sixth consecutive quarter of growth in unrated play, with volume increasing at a low single digit pace in this segment in the 2016 second quarter.

"Our Consolidated Adjusted EBITDAR and margin performance was driven by additional progress on efficiency initiatives and the continued build out of our operating capabilities. Our Consolidated Adjusted EBITDAR margin increased by 122 basis points year over year to 27.7% in the 2016 second quarter. We achieved this outcome through a combination of marketing expense efficiencies, general and administrative cost reductions, and by leveraging our scale to reduce input costs in our non-gaming businesses. Marketing efficiency was a significant positive driver in the 2016 second quarter, with our marketing reinvestment expenditure declining by 7% year over year and our reinvestment rate declining by 100 basis points year over year.

"The Adjusted EBITDAR and margin growth we generated in the 2016 second quarter was broad-based, with twelve of our fifteen gaming entertainment businesses producing year over year increases. We believe this highlights the operational improvements we have made are driving growth and strong financial outcomes across our entire portfolio.

"Our efforts made in systems and operational efficiency initiatives are producing tangible results. We believe the changes are sustainable improvements to our cost structure and the way we operate our businesses. We are focused on continuing to improve our operating efficiency and financial performance, while enhancing the entertainment experiences we provide to our guests," concluded Mr. Sanfilippo.

2016 Second Quarter Operational Overview

Midwest Segment
In the Midwest segment, net revenues decreased by $4.1 million or 1.3% year over year to $318.8 million in the 2016 second quarter. Adjusted EBITDAR increased by $2.7 million or 2.8% to $98.7 million in the 2016 second quarter. Adjusted EBITDAR margin was 31.0%, an increase of 130 basis points year over year.

River City, Ameristar Council Bluffs and Belterra Resort all produced mid-single digit Adjusted EBITDAR growth and strong Adjusted EBITDAR margin improvements. Gaming volumes at Belterra Park continue to ramp up, with coin-in increasing by 21% in the 2016 second quarter, while a focus on increased operational and marketing efficiency have permitted strong flow through of revenue growth.

Ameristar St. Charles experienced a 4% decline in net revenues and a 6% decline in Adjusted EBITDAR. A major construction project on the Interstate 70 interchange that serves Ameristar St. Charles impeded guest access to the property and negatively affected operating performance in the 2016 second quarter. The interchange construction project could continue to negatively impact the property through its anticipated completion in late-2016. Additionally, Ameristar St. Charles is undergoing a casino renovation program that includes new carpeting, a relocation of the poker room, and new dedicated high limit gaming space and Asian gaming amenities. The casino renovation program is expected to be completed in August 2016.

Ameristar East Chicago experienced abnormally low table hold in the 2016 second quarter, which contributed to a 2% decline in its net revenues, however, cost efficiencies permitted it to produce a 48 basis point year over year improvement in Adjusted EBITDAR margin.

South Segment
In the South segment, net revenues decreased by $12.3 million or 6.1% year over year to $188.2 million in the 2016 second quarter. Adjusted EBITDAR decreased by $1.2 million or 2.0% to $57.8 million. Adjusted EBITDAR margin was 30.7%, an increase of 130 basis points year over year. The 2016 second quarter was negatively impacted by persistent rain and flooding in southeast Texas, which negatively affected visitation to Lake Charles, as well as abnormally low table hold percentage at L'Auberge Lake Charles. Excluding L'Auberge Lake Charles, South Segment net revenues decreased by $1.5 million or 1.3%, while Adjusted EBITDAR increased by $2.8 million or 9%. On this same basis, South Segment Adjusted EBITDAR margins increased by 298 basis points year over year.

South segment results benefited from a strong year over year increase in Adjusted EBITDAR of 21% at L'Auberge Baton Rouge, which was driven by net revenue growth of 4% and additional progress on operational efficiency. L'Auberge Baton Rouge experienced strong growth in its VIP and VVIP gaming segments in the 2016 second quarter, while further streamlining its marketing, labor and controllable general and administrative costs as the property matures in its fourth year of operation. Boomtown Bossier City also contributed to South Segment operating performance with a 24% increase in Adjusted EBITDAR, which was driven by improved operating efficiency of the property. L'Auberge Baton Rouge, Boomtown Bossier City, Ameristar Vicksburg and Boomtown New Orleans each produced strong year over year Adjusted EBITDAR margin increases in the 2016 second quarter.

West Segment
West segment net revenues were $57.8 million in the 2016 second quarter, an increase of $0.6 million or 1.0% year over year. Adjusted EBITDAR was $21.6 million, an increase of $1.5 million or 7.5% year over year. Adjusted EBITDAR margin was 37.4%, an increase of 230 basis points year over year.

Both Ameristar Black Hawk and the Jackpot properties produced strong year over year Adjusted EBITDAR margin improvements as a result of cost efficiencies and additional progress in operating these businesses as gaming entertainment destinations. The Jackpot properties benefited from the opening of a newly renovated buffet in April, which supported visitation and revenue growth.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, increased by $0.3 million year over year in the 2016 second quarter to $21.1 million.

Balance Sheet Improvement Combined with Execution of Share Repurchase Program
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "Operationally, we continue to get better, stronger and more efficient. We have made progress streamlining our operations and building capabilities throughout our organization that will serve as a platform for our acquisition-driven growth strategy. We believe the platform we have created will allow us to add value to acquired gaming entertainment businesses by leveraging our scale, capabilities and operating approach. We anticipate completing the first transaction under our current operating structure with the closing of the Meadows acquisition in September 2016.

"Our cash flow profile and balance sheet are strong. In May 2016, we announced that our Board of Directors approved a $50 million share repurchase program. We deployed a portion of our strong free cash flow toward the buyback program, completing it in less than two months at attractive valuation levels. We completed the share repurchase program while also delivering on our commitment to improve our balance sheet and to reduce our leverage. We repaid $21 million of Conventional Debt since the completion of the GLPI transaction. Prudently, we have ample liquidity and significant financial flexibility to be opportunistic as growth opportunities materialize on the acquisition landscape and within our existing base of businesses.

"We have a high degree of conviction in our long term growth strategy and our ability to continue to drive additional improvement in our operations and financial performance. We are confident that those who take the time to thoroughly understand our existing businesses, financial structure, and operating capabilities will find a strong, growing company focused on delivering shareholder value," concluded Mr. Ruisanchez.

Closing of GLPI Transaction
On April 28, 2016, Former Pinnacle completed the spin-off of its operating businesses and the real property of Belterra Park Gaming and Entertainment Center, along with certain other developable land parcels, into the Company, a newly formed separate public entity, in which its shareholders received one share of the Company per share of Former Pinnacle they owned. Immediately following the spin-off, GLPI acquired substantially all of Former Pinnacle's real estate assets. As consideration for Former Pinnacle's real estate, at closing, Pinnacle shareholders received 0.85 shares of GLPI common stock per share they owned. Additionally, GLPI assumed $2.7 billion of the debt of Former Pinnacle and paid other costs related to the transaction.
The Company operates its gaming entertainment businesses subject to a 35-year triple net Master Lease with GLPI for the real estate assets sold in the transaction. The Master Lease carries an initial annual rent of $377 million, and an initial term of 10-years with five, five year extension periods at the Company's option.

Accounting of GLPI Transaction and Master Lease as a Financing Obligation
The sale of substantially all of Former Pinnacle's real estate assets to GLPI, and subsequent leaseback of the real estate under the Master Lease by the Company, did not qualify for sale-leaseback accounting. As a result, the Master Lease is not accounted for as a lease and no sale was recognized. The Master Lease is accounted for as a financing obligation in accordance with GAAP, which results in the following impacts to the Company's financial statements:

•
The real estate acquired by GLPI remains on the Company's Condensed Consolidated Balance Sheet at historical stated cost, less accumulated depreciation. These assets will continue to be depreciated over the shorter of their estimated useful lives or the related lease term.

•
A financing obligation is measured and recorded on the Company's Condensed Consolidated Balance Sheet based upon the present value of the future minimum lease payments over the remaining lease term, including all renewal periods. The present value of the future minimum lease payments for purposes of recording the financing obligation was made using an estimated imputed borrowing rate of 10.5%.

•
Since the Master Lease is accounted for as a financing obligation, the rent payments made to GLPI are recorded as amortized reductions of the financing obligation and as interest expense, at the Company's estimated imputed borrowing rate. The interest component of the rent payments is reflected in "Interest expense, net" on the Condensed Consolidated Statements of Operations. The rent payments are not reflected in the Company's Condensed Consolidated Statement of Operations as rent expense, and as a result, have no direct impact on Operating income or Consolidated Adjusted EBITDAR.

Lease Payments

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(in millions)
Reduction of financing obligation related to GLPI Master Lease (1)	$7,791	$—	$7,791	$—
Interest expense attributable to financing obligation from GLPI Master Lease (1)	58,297	—	58,297	—
Total payments to GLPI related to Master Lease (1)	$66,088	$—	$66,088	$—

(1)
The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016. The Company began accruing and making rent payments as of the closing date, as the Master Lease was not in effect for the entirety of the three and six months ended June 30, 2016.

Interest Expense

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(in millions)
Interest expense attributable to financing obligation from GLPI Master Lease	$58,297	$—	$58,297	$—
Amount attributable to fees and interest expense on conventional debt (1)	24,410	60,060	84,310	121,185
Interest income (2)	(145)	(65)	(227)	(107)
Capitalized interest (3)	(47)	—	(72)	—
Other (4)	2,532	—	2,532	—
Interest expense, net	$85,047	$59,995	$144,840	$121,078

(1)
Represents fees and interest expense attributable to the Company's conventional debt, which includes its senior secured credit facility and 5.625% Senior Notes due 2024, calculated in accordance with GAAP. Includes $7.5 million related to the debt capital structure of the Company in the three and six months ending June 30, 2016, which consists of its senior secured credit facility and 5.625% Senior Notes due 2024 that were issued at the closing of the GLPI transaction on April 28, 2016. The remaining cash paid for interest expense and fees related to debt from borrowed money in the three and six months ending June 30, 2016, as well as the applicable prior year periods, relates to the capital structure of Former Pinnacle.

(2)	Represents interest received by the Company on its cash balances, calculated in accordance with GAAP.

(3)	Represents the amount of interest expense capitalized related to expenditures on projects that have yet to be put into service, calculated in accordance with GAAP.

(4)	Represents a one-time expense associated with the GLPI transaction.

Other GLPI Transaction Related Items Recorded in the 2016 Second Quarter
In the 2016 second quarter, the Company recorded several items that impacted Operating loss, Loss from continuing operations, and GAAP net loss, which affected comparability with the prior year period. These items principally represented expenses recorded in connection with the closing of the transaction with GLPI and spin-off of its operating businesses to its existing stockholders.

(in thousands)	Amount of item	Location of item
Share-based compensation expense (1)	$(22,630)	General and administrative
Professional advisory services, financing fees and other transaction costs (2)	(43,265)	Pre-opening, development and other costs
Non-cash impairment of goodwill	(332,900)	Impairment of goodwill
Non-cash impairment of gaming licenses and trade names	(129,500)	Impairment of other intangible assets
Total effect of items on Operating loss	(528,295)
Other interest expense (3)	(2,532)	Interest expense, net
Retirement of Former Pinnacle Senior Secured Credit Facilities (4)	(5,207)	Loss on early extinguishment of debt
Total effect of items on Loss from continuing operations	(536,034)
Tax impact of items above (5)	37,874	Income tax benefit (expense)
Total effect of items on GAAP net loss	$(498,160)

(1)	The amount relates to the accelerated vesting of outstanding share-based payment awards as of the closing date of the transactions.

(2)
The amount includes fees paid relating to legal, financial advisory, other professional services, financing-related expenses, payroll-related expenses, and other miscellaneous costs incurred to close the transactions.

(3)	Represents a one-time expense associated with the GLPI transaction.

(4)	The amount relates to the write-off of a portion of the unamortized original issuance costs associated with the Former Pinnacle Senior Secured Credit Facilities.

(5)	The amount is the estimated income tax impact of the items in the table above.

Liquidity and Capital Expenditures

Liquidity
As of June 30, 2016, the Company had approximately $119.4 million in cash and cash equivalents. As of June 30, 2016, approximately $17.0 million was drawn on the Company's $400 million revolving credit facility and approximately $11.0 million of letters of credit were outstanding. In the 2016 second quarter, the Company repaid $21.0 million of Conventional Debt. Total outstanding principal amount of Conventional Debt at the end of the 2016 second quarter was $839.1 million.

Capital Expenditures
Capital expenditures were approximately $25.7 million in the 2016 second quarter and related principally to maintenance capital expenditures on existing assets and corporate initiatives.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Tuesday, August 9, 2016, at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss its 2016 second quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 39855415. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Glossary of Terms

Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the anticipated Meadows lease with GLPI, which the Company expects will be accounted for as an operating lease. Consequently, the Company is altering the format of its presentation from Adjusted EBITDA to Adjusted EBITDAR prospectively for the anticipated closing of the Meadows transaction in September 2016. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Adjusted Lease Payments: is defined as Lease Payments adjusted as if the Master Lease had been in place for the entirety of the applicable current and prior year period.
Cash Income Taxes: is defined as the actual cash payments made for income taxes to Federal and State governmental agencies made during the period.
Cash Interest Expense: is defined as the cash paid for interest in the period.
Cash paid for capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect actual cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the anticipated Meadows lease with GLPI, which the Company expects will be accounted for as an operating lease. Management eliminates the results from discontinued operations as they are discontinued. The Company is altering the format of its presentation from Consolidated Adjusted EBITDA to Consolidated Adjusted EBITDAR prospectively for the anticipated closing of the Meadows transaction in September 2016.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Adjusted Lease Payments (which is defined above).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.

Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, a term loan B facility and the Company's 5.625% Senior Notes due 2024.
Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.
Former Pinnacle: is defined as Pinnacle Entertainment, Inc. prior to the spin-off of its operating businesses and the sale of substantially all of its real estate assets to GLPI on April 28, 2016.
Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease, and prospectively following the completion of the transaction and execution of the Meadows lease, cash rent payments made to GLPI for the Meadows lease. The Company’s initial annual rent is $377 million under the Master Lease. The Company began accruing and making rent payments to GLPI under the Master Lease on April 28, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 under which it leases real property for the operation of 14 gaming entertainment businesses. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).

Non-GAAP Financial Measures

The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Lease Payments and to assess the historical impact of the Lease Payments as if they had been incurred in prior evaluation periods.
Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

On March 29, 2016, the Company entered into a definitive agreement with a subsidiary of Gaming and Leisure Properties, Inc. to acquire the operations of The Meadows Racetrack and Casino for total consideration of $138.0 million.  The transaction is subject to the approvals of the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission, and other customary closing conditions. The transaction is expected to close in September 2016.

Forward Looking Statements
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding (A) the transaction between Pinnacle and a subsidiary of GLPI whereby Pinnacle would acquire the operations of The Meadows Racetrack and Casino (the “Meadows Transaction”), the consummation of the Meadows Transaction and the timing thereof, the satisfaction of various closing conditions, including obtaining approval of the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission; and (B) with respect to the Company’s business generally, expected results of operations and future operating performance and future growth; adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets; the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects; the future outlook of the Company and the gaming industry and pending regulatory and legal matters; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness and the Master Lease with GLPI; the Company’s anticipated future capital expenditures; the ability to implement strategies to improve revenues and operating margins at the Company’s properties; reduce costs and debt; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; and the Company’s ability to improve operations and performance at the Company’s properties. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from actual those reflected in such statements. There is no assurance that the Meadows Transaction will be completed on any particular timeframe or at all. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. Additional factors and uncertainties include, but are not limited to: the Company’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of the Company’s markets, which could adversely affect the Company’s revenues and profitability; the Company is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease, which could adversely affect our ability to fund the Company’s operations and growth and limit the Company’s ability to react to competitive and economic changes; harm to the Company from cyber security attacks, which could adversely affect the Company’s revenues and profitability; the operating and financial restrictions on the Company imposed by the terms of the Company’s credit facility and the indenture and Master Lease with GLPI; the Meadows Transaction is subject to regulatory approval of the approval of the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission; and other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge, River City, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)
Revenues:
Gaming	$505,698	$519,326	$1,026,539	$1,033,673
Food and beverage	29,746	31,430	61,741	63,460
Lodging	13,134	13,133	24,381	24,628
Retail, entertainment and other	17,654	18,071	33,596	33,038
Total revenues	566,232	581,960	1,146,257	1,154,799
Expenses and other costs:
Gaming	266,659	281,960	533,792	546,845
Food and beverage	28,182	28,984	58,092	58,151
Lodging	6,175	6,343	11,783	12,131
Retail, entertainment and other	6,887	8,150	11,400	13,240
General and administrative	127,006	107,086	231,868	209,376
Depreciation and amortization	53,973	61,875	108,069	129,706
Pre-opening, development and other costs	44,028	6,108	49,357	7,675
Impairment of goodwill	332,900	3,319	332,900	3,319
Impairment of other intangible assets	129,500	4,966	129,500	4,966
Write-downs, reserves and recoveries, net	4,750	(8,038)	7,640	(4,894)
Total expenses and other costs	1,000,060	500,753	1,474,401	980,515
Operating income (loss)	(433,828)	81,207	(328,144)	174,284
Interest expense, net	(85,047)	(59,995)	(144,840)	(121,078)
Loss on early extinguishment of debt	(5,207)	—	(5,207)	—
Loss from equity method investment	(90)	—	(90)	(83)
Income (loss) from continuing operations before income taxes	(524,172)	21,212	(478,281)	53,123
Income tax benefit (expense)	34,970	(5,419)	29,972	(10,251)
Income (loss) from continuing operations	(489,202)	15,793	(448,309)	42,872
Income from discontinued operations, net of income taxes	271	4,699	396	4,916
Net income (loss)	(488,931)	20,492	(447,913)	47,788
Net loss attributable to non-controlling interest	(7)	(1,252)	(15)	(1,262)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$(488,924)	$21,744	$(447,898)	$49,050
Net income (loss) per common share—basic
Income (loss) from continuing operations	$(8.04)	$0.28	$(7.34)	$0.73
Income from discontinued operations, net of income taxes	0.00	0.08	0.01	0.08
Net income (loss) per common share—basic	$(8.04)	$0.36	$(7.33)	$0.81
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(8.04)	$0.27	$(7.34)	$0.70
Income from discontinued operations, net of income taxes	0.00	0.07	0.01	0.08
Net income (loss) per common share—diluted	$(8.04)	$0.34	$(7.33)	$0.78

Number of shares—basic	60,791	60,976	61,077	60,808
Number of shares—diluted	60,791	63,355	61,077	62,973

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Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(In thousands, unaudited)

Although Pinnacle Entertainment accounts for the Master Lease as a financing obligation under GAAP, whereby rent payments to GLPI are recorded in interest expense and not as an operating expense in Consolidated Adjusted EBITDAR, the Company believes the supplemental financial information provided below allows investors to assess the economic impact of the Lease Payments on its cash flows and non-GAAP financial results. Further, although the Company did not operate its businesses under the Master Lease for the entire three and six month period ended June 30, 2016, or in the corresponding prior year periods, the Company believes the supplemental financial information provided below is useful to investors to improve comparability by giving effect to the Lease Payments as if in force for the entirety of all time periods.

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Revenues:
Midwest (1)	$318,771	$322,871	$647,331	$636,765
South (2)	188,201	200,483	381,945	404,148
West (3)	57,826	57,203	114,381	110,931
Total Segment Revenues	564,798	580,557	1,143,657	1,151,844
Corporate and Other (4)	1,434	1,403	2,600	2,955
Total Revenues	$566,232	$581,960	$1,146,257	$1,154,799

Adjusted EBITDAR:
Midwest (1)	$98,685	$95,999	$206,141	$196,779
South (2)	57,839	58,982	122,445	126,506
West (3)	21,626	20,084	42,544	40,742
Segment Adjusted EBITDAR	178,150	175,065	371,130	364,027
Corporate Expenses and Other (4)	(21,139)	(20,820)	(41,769)	(40,059)
Consolidated Adjusted EBITDAR (5,7)	157,011	154,245	329,361	323,968
Adjusted Lease Payments (6)	(93,992)	(93,992)	(186,951)	(186,951)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$63,019	$60,253	$142,410	$137,017
Consolidated Adjusted EBITDAR margin % (5,7)	27.7%	26.5%	28.7%	28.1%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Casino, Belterra Park, and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as Heartland Poker Tour and results from the management of Retama Park.

(5)
The Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. Under this accounting method, payments made to GLPI under the Master Lease are recorded in interest expense as a reduction of the financing obligation on the Company's balance sheet attributable to the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI under the Master Lease are not recorded as an operating expense and reflected in Consolidated Adjusted EBITDAR.

(6)
The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016, which contemplates initial annual rent of $377 million. The Company began accruing and making rent payments as of the closing date. The Adjusted Lease Payments presented above give effect to the cash rent payments to GLPI for the Master Lease as if it had been in place for the full three and six months ended June 30, 2016, as well as the corresponding prior year periods. Actual cash rent payments made to GLPI for the Master Lease in the three and six months ended June 30, 2016 totaled $66.1 million.

(7)
See Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

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Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$119,374	$164,034
Other assets	1,040,366	1,500,928
Land, buildings, vessels and equipment, net	2,797,123	2,856,011
Assets held for sale and assets of discontinued operations	9,953	9,938
Total assets	$3,966,816	$4,530,911

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities, other than long-term debt and long-term financing obligation	$277,927	$351,844
Long-term debt, including current portion (1)	822,964	3,627,735
Long-term financing obligation, including current portion (2)	3,186,498	—
Deferred income taxes	12,291	187,823
Total liabilities	4,299,680	4,167,402
Total stockholders' equity (deficit)	(332,864)	363,509
Total liabilities and stockholders' equity (deficit)	$3,966,816	$4,530,911

(1)
Represents conventional debt related to the Company's senior secured credit facility and 5.625% Senior Notes due 2024, presented in accordance with GAAP. In accordance with new accounting guidance issued and early adopted by the Company in the fourth quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets. Total debt discount/premium and debt issuance costs were $16.1 million and $10.3 million at December 31, 2015 and June 30, 2016, respectively.

(2)
The Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.

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Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
Former Revolving Credit Facility (1)	$—	$750,118
Former Term Loan B-2 (1)	—	302,249
Revolving Credit Facility (2)	17,000	—
Term Loan A Facility (2)	185,000	—
Term Loan B Facility (2)	262,000	—
Senior Secured Credit Facilities	464,000	1,052,367
Senior and Senior Subordinated Notes (3)	375,000	2,565,000
Other	80	83
Total Conventional Debt	$839,080	$3,617,450

(1)
Represents the outstanding principal amount of conventional debt of the Company's former senior security credit facility, which was repaid in full and terminated as a part of the transactions with GLPI.

(2)
Represents the outstanding principal amount of conventional debt from the Company's senior secured credit facility, which consists of a revolving credit facility, a term loan A facility and a term loan B facility.

(3)
Represents the outstanding principal amount of conventional debt. As of June 30, 2016, consists of the Company's 5.625% Senior Notes due 2024, which were issued on April 28, 2016. As of December 31, 2015, consisted of the former Company's 6.375% Senior Notes due 2021, 7.50% Senior Notes due 2021, 7.75% Senior Subordinated Notes due 2022, and 8.75% Senior Subordinated Notes due 2020, which were fully redeemed as a part of the transaction with GLPI.

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Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Cash paid for fees and interest expense related to Conventional Debt (1)	$55,408	$79,198	$91,419	$118,663
Cash paid (received) for state and federal income taxes (2)	$4,325	$1,100	$4,339	$(16,279)
Capital expenditures (3)	$25,671	$20,631	$47,555	$41,749

(1)
Represents cash paid for interest expense and fees associated with the Company's conventional debt. Includes $3.0 million related to the debt capital structure of Pinnacle in the three and six months ended June 30, 2016, which consists of its senior secured credit facility and 5.625% Senior Notes due 2024 that were issued at the closing of the GLPI transaction on April 28, 2016. The remaining cash paid for interest expense and fees related to debt from borrowed money in the three and six months ended June 30, 2016, as well as the applicable prior year periods, relates to the capital structure of Former Pinnacle.

(2)	Represents cash paid (received) for state and federal income taxes.

(3)	Represents capital expenditures on the Company's existing operating businesses and for corporate initiatives.

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Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Consolidated Adjusted EBITDA, net of Lease Payments and
Consolidated Adjusted EBITDAR to Income (Loss) from Continuing Operations and
Consolidated Adjusted EBITDAR Margin to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Consolidated Adjusted EBITDA, net of Lease Payments (1,3)	$63,019	$60,253	$142,410	$137,017
Adjusted Lease Payments (2)	93,992	93,992	186,951	186,951
Consolidated Adjusted EBITDAR (1,3)	157,011	154,245	329,361	323,968

Other benefits (costs):
Depreciation and amortization	(53,973)	(61,875)	(108,069)	(129,706)
Pre-opening, development and other costs	(44,028)	(6,108)	(49,357)	(7,675)
Non-cash share-based compensation expense	(25,688)	(4,808)	(30,039)	(8,912)
Impairment of goodwill	(332,900)	(3,319)	(332,900)	(3,319)
Impairment of other intangible assets	(129,500)	(4,966)	(129,500)	(4,966)
Write-downs, reserves and recoveries, net	(4,750)	8,038	(7,640)	4,894
Interest expense, net	(85,047)	(59,995)	(144,840)	(121,078)
Loss from equity method investment	(90)	—	(90)	(83)
Loss on early extinguishment of debt	(5,207)	—	(5,207)	—
Income tax benefit (expense)	34,970	(5,419)	29,972	(10,251)
Income (loss) from continuing operations	$(489,202)	$15,793	$(448,309)	$42,872
Consolidated Adjusted EBITDAR margin % (3)	27.7%	26.5%	28.7%	28.1%
Income (loss) from continuing operations margin %	(86.4)%	2.7%	(39.1)%	3.7%

(1)
The Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. Under this accounting method, payments made to GLPI under the Master Lease are recorded in interest expense as a reduction of the financing obligation on the Company's balance sheet attributable to the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI under the Master Lease are not recorded as an operating expense and reflected in Consolidated Adjusted EBITDAR.

(2)
The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016, which contemplates initial annual rent of $377 million. The Company began accruing rent payments on the closing date. The Adjusted Lease Payments presented above give effect to the cash rent payments to GLPI for the Master Lease as if it had been in place for the full three and six months ended June 30, 2016, as well as the corresponding prior year periods. Actual cash rent payments made to GLPI for the Master Lease in the three and six months ended June 30, 2016 totaled $66.1 million.

(3)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

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